Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-35697 and Form S-8 No. 333-97373) pertaining to the Eaton Electrical de Puerto Rico, Inc. Retirement Savings Plan (formerly the Cutler-Hammer de Puerto Rico, Inc. Retirement Savings Plan) of Eaton Corporation of our report dated June 29, 2005, with respect to the statement of net assets available for benefits of the Eaton Electrical de Puerto Rico, Inc. Retirement Savings Plan as of December 31, 2004, included in this Annual Report (Form 11-K) for the year ended December 31, 2005.
Ernst & Young LLP
Cleveland, Ohio
June 23, 2006